Exhibit 10.5
EXCLUSIVE LICENSE AGREEMENT
     This Agreement, effective as of January 10, 2007 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Worcester campus, and RXi Pharmaceuticals Corporation (“Company”), a Delaware corporation.
RECITALS
     WHEREAS, University owns intellectual property rights which relate to therapeutic applications of RNAi, as described in University’s invention disclosures numbered UMMC 03-68, entitled “Methods of Efficient siRNA Delivery in Human Cells — New Approaches for the Development of siRNA Therapeutics”; UMMC 06-38, entitled “Design, Synthesis, and Formulation of Nanotransporters for Efficient Nucleic Acids and other Pharmaceutics Delivery in Cells and Animals”; and UMMC 06-39, entitled “Therapeutic Silencing of Genes Involved in Cholesterol Biosynthesis and Other Metabolic Disorders by Chemically Modified siRNA and New Delivery Agents”;
     WHEREAS, Company is engaged in business relating to the development and commercialization of products that use or incorporate University’s intellectual property rights and has the capability of developing commercial applications of the intellectual property;
     WHEREAS, Company desires to obtain an exclusive license to University’s intellectual property rights, and University is willing to grant an exclusive license to its intellectual property rights under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and
     WHEREAS, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.
     THEREFORE, University and Company agree as follows:
1. Definitions.
     1.1 “Affiliate” means an entity that controls, is controlled by, or is under common control with a party to this Agreement. The term “control” as used in the preceding sentence means possession of the power to direct or call for the direction of the management and policies of an entity, whether through ownership of a majority of the outstanding voting securities, by contract, or otherwise.
     1.2 “Companion UMass License Agreements” means this Agreement and the license agreements with University that are executed on the same date as this Agreement for University technologies, UMMC 03-75, UMMC 06-08, UMMC 07-08, and UMMC 06-21, collectively.
     1.3. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential, as further described in Article 7.
     1.4. “Field” means Primary Field and Secondary Field collectively. Any commercial sale of research reagents covered by the Patent Rights is specifically excluded from the Field. The foregoing shall not be interpreted to prevent Company, its Affiliates or corporate partners from performing research related to discovery or development of Licensed Products for itself or any Affiliate or Sublicensee. (a) “Primary Field” means therapeutic, prophylactic, or diagnostic health care applications for amyotrophic lateral sclerosis (ALS), diabetes, and obesity, in humans. (b) “Secondary Field” means therapeutic, prophylactic, or diagnostic health care applications in humans that are not included in the Primary Field.
     1.5. “Licensed Product” means any product that cannot be developed, manufactured, used, or sold without infringing one or more Valid Claims.
     1.6. “Net Sales” means the gross amount billed or invoiced on sales of Licensed Products by Company, its Affiliates and Sublicensees, less the following: (a) customary trade, quantity, or cash discounts to non-affiliated brokers or agents to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Company; and (d) outbound transportation costs prepaid or allowed and costs of insurance in transit.
     In any transfers of Licensed Products between any of Company and Affiliates and Sublicensees, Net Sales are calculated based on the final sale of the Licensed Product to an independent third party. If Company or an Affiliate or Sublicensee receives non-monetary consideration for any Licensed Products, Net Sales are calculated based on the fair market value of that consideration. If Company or its Affiliates or Sublicensees use or dispose of a Licensed Product in the provision of a commercial service, the Licensed Product is sold and the Net Sales are calculated based on the sales price of the Licensed Product to an independent third party during the same Royalty Period or, in the absence of sales, on the fair market value of the Licensed Product as determined by the parties in good faith.
     1.7. “Patent Rights” means the United States patent applications listed in Exhibit A, patent applications covering invention disclosures listed in Exhibit A, and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations or extensions of the patents, and any foreign counterparts to any of the foregoing.
     1.8. “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

     1.9. “Sublicense Agreement” means any agreement in which Company grants rights to the Patent Rights pursuant to Section 2.2.
     1.10. “Sublicense Income” means payments or other value that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation, license fees, equity, milestone payments, and license maintenance fees, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, (b) payments specifically committed to the development of Licensed Products, (c) reimbursements of patent expenses for the Patent Rights, and (d) royalties.
     1.11. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.
     1.12. “Valid Claim” means (a) a claim of an issued and unexpired patent covering the Patent Rights which has not been permanently revoked or held unenforceable or invalid by an unappealable or unappealed decision of a court or government agency of competent jurisdiction or (b) a claim of a pending patent application within the Patent Rights that has not been abandoned or finally disallowed without the possibility of appeal or refiling.
2. Grant of Rights
     2.1. License Grant. University grants to Company an exclusive, worldwide, royalty-bearing license in the Patent Rights to make, have made, use, offer to sell, sell, have sold and imported Licensed Products in the Field, including research for development of Licensed Products.
     2.2. Sublicenses. Company may grant sublicenses of its rights under Section 2.1. with the consent of University, which consent may not be unreasonably withheld or delayed. All Sublicense Agreements executed by Company pursuant to this Section 2.2 shall expressly bind the Sublicensee to the terms of this Agreement. Company shall promptly furnish University with a fully executed copy of any Sublicense Agreement.
     2.3. Retained Rights.
          (a) University. University retains the right to use the Patent Rights for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. University may license its retained rights under this Subsection 2.3(a) to research collaborators of University faculty members, post-doctoral fellows, and students.
          (b) Federal Government. If the federal government has funded any invention claimed in the Patent Rights, this Agreement and the grant of any rights in Patent Rights are subject to the federal law set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent

Rights. If any term of this Agreement fails to conform to those laws and regulations, the relevant term is invalid, and the parties shall modify the term pursuant to Section 10.11.
          (c) Other Organizations. University represents that all inventions claimed in the Patent Rights have been funded only by the federal government or University funds.
     2.4. Assignment of UMass/CytRx Licenses. On or before March 31, 2007, Company shall obtain assignment from CytRx Corporation of the license agreements that cover the following RNAi technologies that CytRx has licensed from University and the Carnegie Institution , UMMC 01-36, UMMC 02-01, UMMC 03-17, UMMC 03-33, UMMC 03-60, and UMMC 98-22, in a manner compliant with the relevant license agreements. University shall consent to any assignment as necessary. If Company does not obtain assignment of those license agreements on or before March 31, 2007, this Agreement immediately terminates.
3. Company Obligations Relating to Commercialization.
     3.1. Diligence Requirements. Company shall use diligent efforts or cause its Affiliates and Sublicensees to use diligent efforts to develop Licensed Products and to introduce Licensed Products into the commercial market. Thereafter, Company or its Affiliates or Sublicensees shall make Licensed Products reasonably available to the public. Specifically, Company shall fulfill the following obligations:
          (a) Financing the Company. On or before March 31, 2007, Company shall raise at least Fifteen Million Dollars ($15,000,000) from investors which may include CytRx Corporation (the “Initial Financing”) or this Agreement automatically terminates, and Company shall pay University Seventy-Five Thousand Dollars ($75,000) due April 1, 2007 (payable only once under the Companion UMass License Agreements). However, if Company demonstrates to the reasonable satisfaction of University that, on March 31, 2007, investors are performing due diligence for, or, in the case of CytRx Corporation, is otherwise taking actions that are reasonably likely to result in, the financing of Company of at least $15,000,000, University grants Company a thirty (30) day extension from March 31, 2007, to fulfill the financing obligation set forth in this Subsection 3.1(a). If Company can demonstrate to the reasonable satisfaction of University that investors are performing due diligence for, or, in the case of CytRx Corporation, is otherwise taking actions that are reasonably likely to result in, the financing of Company of at least $15,000,000, Company shall be granted up to two additional thirty (30) day extensions to fulfill the financing obligation by paying to University Twenty-Five Thousand Dollars ($25,000) each on the last day of the previous extension. The extension fees are non-refundable but creditable to the upfront license fee.
          (b) Within three years after the Effective Date, Company shall enter into a bona fide collaboration or strategic alliance with a third party commercial entity having a market capitalization greater than that of Company, such as, a large pharmaceutical or biotechnology company for research and/or development of Licensed Products in the Secondary Field. If Company does not satisfy the diligence obligation set forth in this Subsection 3.1(b) within three years after the Effective Date, University may convert the license for the Secondary Field to a non-exclusive license and offer licenses in the Secondary Field to the Patent Rights to third parties, unless Company pays University One Million Dollars ($1,000,000) within 30 days after the third anniversary of the Effective Date. If Company pays the one million dollar fee under this Subsection 3.1(b), Company has an additional three years to fulfill this diligence obligation, failing which University may convert the license for the Secondary Field to a non-exclusive license or terminate the license for the Secondary Field.
          (c) Development of Licensed Products.
                    (i) On or before execution of this Agreement, Company shall furnish University with a written business plan under which Company intends as of the Effective Date to develop Licensed Products. University acknowledges that this business plan is a statement of Company’s current intention regarding the development of Licensed Product and that Company’s plans regarding the development of Licensed Products may change.
                    (ii) Within sixty (60) days after the start of each calendar year, beginning on January 1, 2008, Company shall furnish University with a written report on progress during the prior year to develop and commercialize Licensed Products, including without limitation research and development, efforts to obtain regulatory approval, marketing, and sales figures. The Company shall also include in the report a discussion of its intended development and commercialization efforts and sales projections for the current year.
                    (iii) Within five (5) years after the Effective Date, Company, its Affiliate or Sublicensee shall file an IND or its equivalent with the FDA covering at least one (1) Licensed Product.
                    (iv) Within thirteen (13) years after the Effective Date, Company, its Affiliate or Sublicensee shall file an NDA or BLA with the FDA covering at least one (1) Licensed Product.
                    (v) Within three (3) months after receiving FDA approval of the NDA or BLA for each Licensed Product, Company, its Affiliate or Sublicensee shall market the approved Licensed Product in the United States.
                    (vi) Company or its partner shall spend at least {***} per calendar year for development of Licensed Products until the earlier of three years after the Effective Date or the commencement of a Phase II clinical trial on a Licensed Product.
                    (vii) Within three years after the Effective Date, Company shall enter into a bona fide collaboration or strategic alliance with a third party commercial entity having a market capitalization greater than that of Company, such as, a large pharmaceutical or biotechnology company, for research and development of Licensed Products in a field that includes the Primary Field.
     3.2. If University determines that Company has not fulfilled its obligations under Subsection 3.1(c), University shall furnish Company with written notice of the determination. Within sixty (60) days after receipt of the notice, Company shall either (a) fulfill the relevant obligation or (b) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University may, immediately upon written notice to Company, terminate this Agreement or convert the exclusive license into a non-exclusive license.
     3.3. Indemnification.
          (a) Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.
          (b) Procedures. The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.
          (c) Insurance. Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than one million dollars ($1,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. Company shall provide University, upon request, with written evidence of insurance or self-insurance. Company shall continue to maintain the insurance or self-insurance after the expiration or termination of this Agreement while Company, its Affiliate or Sublicensee continues to make, use, or sell a Licensed Product and thereafter for five (5) years.
     3.4. Use of University Name. In accordance with Section 7.2., Company and its Affiliates and Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.
     3.5. Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Affiliates and Sublicensees to mark all Licensed Products that are manufactured or sold under this

Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.
     3.6. Compliance with Law. Company shall comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:
          (a) Company or its Affiliates or Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar foreign governmental authorities in which Company or Affiliate or Sublicensee intends to make, use, or sell Licensed Products.
          (b) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals. Company hereby gives written assurance that it will comply with and will cause its Affiliates and Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.3.) for the consequences of any violation.
          (c) If any invention claimed in the Patent Rights has been funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.
4. Consideration for Grant of Rights.
     4.1. License Fees.
          (a) On the Effective Date, Company shall pay to University {***}.
          (b) Within thirty (30) days after the closing of the Initial Financing, Company shall pay to University {***}.
The license fees are nonrefundable and are not creditable against any other payments due to University under this Agreement.
     4.2. Equity.
          (a) Within thirty (30) days after the closing of the Initial Financing, Company shall issue to University that number shares of Common Stock of Company having an aggregate valuation equal to {***} according to the Company valuation at the Initial Financing. In connection with the issuance of stock pursuant to this Subsection 4.2(a), the University agrees to become a party to other agreements of Company to the same extent (except any limitations relating to the University’s status as an agency of the Commonwealth of Massachusetts, e.g., prohibition on indemnification) as holders of more than five percent (5%) of the Common Stock of Company (such as, voting agreement and stock restriction agreement). University acknowledges that all certificates representing the shares described in this Subsection 4.2(a) may bear customary legends that require compliance with the Securities Act of 1933 and related state securities laws upon any transfer of the shares. Company shall use commercially reasonable efforts to register the stock issued to University pursuant to this Subsection 4.2(a) as soon as possible, subject to customary terms in connection with the registration.
          (b) Beginning on the Effective Date, Company shall notify University reasonably prior to each Company board of directors meeting and provide University with related documentation to the same extent that is supplied to the board of directors. Company shall permit one representative of University to attend all board of director meetings until the earlier of five (5) years after the Effective Date or the commencement by the Company of a Phase II clinical trial relating to a Licensed Product. The University attendee may not be a voting member of the board. The University attendee shall comply with restrictions to which other board members are subject, such as, confidentiality requirements relating to Board discussions and shall execute any agreement reasonably required by Company to effect those restrictions. The Company board of directors may exclude University representative from those portions of board meetings that pertain to compensation and personnel issues and as deemed reasonably necessary for the board members to exercise their fiduciary responsibilities and to comply with applicable laws and regulations.
     4.3. License Maintenance Fee. At the beginning of each calendar year during the term of this Agreement, commencing on January 1, 2008, Company shall pay to University {***}. This annual license maintenance fee is nonrefundable and is not creditable against any other payments due to University under this Agreement.
     4.4. Milestone Payments. Company shall pay University the following milestone payments within thirty (30) days after the occurrence of each event for each Licensed Product:

Event	Payment
The first issuance of any claim under any Patent Rights	{***}
Earlier of filing IND or 4 years after Effective Date	{***}
Earlier of initiation Phase II clinical trial or 6 years after the Effective Date	{***}
Earlier of initiation of Phase III clinical trial or 8 years after the Effective Date	{***}
Earlier of filing NDA or 11 years after the Effective Date	{***}
Commencement of Licensed Product marketing in US or 12 years after the Effective Date	{***}
Commencement of Licensed Product marketing in the EU or 12 years after the Effective Date	{***}

If a milestone payment is made under this Section 4.4 based on the passage of time rather than on the achievement of a particular milestone event, that milestone payment is not due for the first Licensed Product with respect to the later achievement of that milestone event. These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement. For each Licensed Product, Company shall make all milestone payments, even if an earlier milestone event has not occurred. For example, if Company proceeds from Phase I clinical trial directly to Phase III, the milestone payments for both Phase II and III are due upon achievement of the Phase III milestone event. Also, if Company uses a Phase II clinical trial as a registration trial and proceeds directly to NDA submission without performing a Phase III trial, then upon filing of the NDA, both the Phase III and NDA milestone payments are due.
     4.5. Royalties. Company shall pay to University a royalty of {***} of Net Sales.
     4.6. Minimum Royalty. Within sixty (60) days after the beginning of each calendar year during the term of this Agreement, beginning January 1, 2012, Company shall pay to University a minimum royalty of {***}. Company may credit the minimum royalty paid under this Section 4.6 against actual royalties due and payable for the same calendar year. Waiver of any minimum royalty payment by University is not a waiver of any subsequent minimum royalty payment. If Company fails to make any minimum royalty payment within the sixty-day period, that failure is a material breach of its obligations under this Agreement, and University may terminate this Agreement in accordance with Section 8.3.
     4.7. Sublicense Income. Company shall pay University the following percentages of all Sublicense Income:
          (a) {***} for Sublicense Agreements that are executed by Company from January 1, 2007 through December 31, 2007;
          (b) {***} for Sublicense Agreements that are executed by Company from January 1, 2008 through December 31, 2008; and
          (c) {***} for Sublicense Agreements that are executed by Company from and after January 1, 2009.
Sublicense Income is due within sixty (60) days after Company receives the relevant payment from the Sublicensee. If Sublicense Income is payable by Company for any one Sublicense Agreement under more than one of the Companion UMass License Agreements and the license agreements assigned to Company pursuant to Section 2.4 (“Assigned License Agreements”), Company shall pay the highest rate of Sublicense Income among the Companion UMass License Agreements and the Assigned License Agreements. That one payment satisfies the payment requirements for the applicable Sublicense Agreement under each of the Companion UMass License Agreements and Assigned License Agreements.
     4.8. Third-Party Royalties. As long as Company remains the exclusive licensee of the Patent Rights in any portion of the Field, if Company is legally required to make royalty payments to one or more third parties in order to practice the Patent Rights granted under this

Agreement in the portion of the Field for which the license is exclusive, Company may offset up to {***} of third-party payments against royalty payments that are due to University in the same Royalty Period. However, the royalty payments under Section 4.5., may never be reduced by more than {***} in any Royalty Period.
     5. Royalty Reports; Payments; Records.
     5.1. First Sale. Company shall report to University the date of first commercial sale of each Licensed Product within thirty (30) days after occurrence in each country.
     5.2. Reports and Payments.
          (a) Within sixty (60) days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:
                    (i) the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company, its Affiliates and Sublicensees in the provision of services in each country;
                    (ii) the gross sales price for each Licensed Product by Company, its Affiliates and Sublicensees during the applicable Royalty Period in each country;
                    (iii) calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;
                    (iv) total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and
                    (v) Sublicense Income due to University for the applicable Royalty Period from each Sublicensee.
          (b) Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period. If no royalties are due to University for any Royalty Period, the report shall so state.
     5.3. Payments in United States Dollars. Company shall make all payments in United States dollars. Company shall convert foreign currency to United States dollars at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Company may not deduct exchange, collection, or other charges.
     5.4. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction within the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due University through whatever lawful methods University reasonably designates. However, if University fails to designate a payment method within thirty

(30) days after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.
     5.5. Records. Company shall maintain and shall cause its Affiliates and Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to Licensed Products with sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least three (3) years after the conclusion of that Royalty Period, during which time University may, at its expense, cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant may not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.5 reveals an underpayment in excess of ten percent (10%) in any Royalty Period, Company shall bear the full cost of the audit. University may exercise its rights under this Section 5.5 only once every year and only with reasonable prior notice to Company.
     5.6. Late Payments. Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest at 1.5% per month, calculated on the number of days that payment is delinquent.
     5.7. Method of Payment. All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.
     5.8. Withholding and Similar Taxes. Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University. Therefore all amounts owed to University under this Agreement are net amounts and shall be grossed-up to account for any withholding taxes, value-added taxes or other taxes, levies or charges.
6. Patents and Infringement.
     6.1. Responsibility for Patent Rights.
          (a) University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of relevant documents reasonably in advance of consultation. University shall consider in good faith any comments of Company on any patent filings for the Patent Rights.
          (b) If University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with reasonable prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.
     6.2. Cooperation. Each party shall provide reasonable cooperation in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, promptly informing the other party of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).
     6.3. Payment of Expenses.
          (a) Within thirty (30) days after the Effective Date, Company shall pay the University {***} to reimburse University for its actual expenses incurred as of the Effective Date in connection with obtaining the Patent Rights. If this Agreement is terminated according to the terms of Subsection 3.1(a), University shall reimburse Company for any patent expenses that are paid pursuant to this Subsection 6.3(a), if it enters into a license agreement with another party for the Patent Rights in the Field.
          (b) Within thirty (30) days after University invoices Company, Company shall reimburse University for all patent-related expenses that have not been paid under Subsection 6.3(a) and that are incurred by University pursuant to Section 6.1. Company may elect, upon sixty (60) days’ written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights in those one or more countries.
     6.4. Infringement.
          (a) Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.
          (b) Company Right to Prosecute. As long as Company remains the exclusive licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights. Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection 6.4(b) without the prior written consent of University, which consent may not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection 6.4(b) shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from University as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, the parties shall share equally in any award. Company may offset a total of fifty percent (50%) of any expenses incurred under this Subsection 6.4(b) against any royalty payments due to University under this Agreement. However, Company may never reduce royalty payments under Section 4.5. by more than fifty percent (50%) in any Royalty Period.
          (c) University as Indispensable Party. University shall permit any action under Subsection 6.4(b) to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.
          (d) University Right to Prosecute. If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to University. If University takes action under this Subsection 6.4(d), University shall keep Company reasonably informed of material actions taken by University pursuant to the infringement or declaratory action.
          (e) Cooperation. Both parties shall cooperate fully in any action under this Section 6.4. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any reasonable costs and expenses incurred by the cooperating party in connection with providing assistance.
7. Confidential Information; Publications; Publicity.
     7.1. Confidential Information.
          (a) Designation. The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). The Disclosing party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver the notice to the Receiving Party within thirty (30) days of the date of disclosure. The notice shall summarize the Confidential Information that was disclosed and reference the time and place of disclosure.
          (b) Obligations. For five (5) years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.
          (c) Exceptions. The obligations of the Receiving Party under Subsection 7.1(b) do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.
          (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.
     7.2. Publicity Restrictions. Company may not use the name of University or any of its trustees, officers, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of University. The foregoing notwithstanding, Company or CytRx Corporation may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least ten (10) days (or a shorter period in order to enable Company to make a timely announcement to fulfill applicable securities laws or other applicable law or regulation, while affording University the maximum feasible time to review the announcement) prior written notice of the proposed text for the purpose of giving University the opportunity to comment on the text.
8. Term and Termination.
     8.1. Term. This Agreement commences on the Effective Date and remains in effect until the expiration of all issued patents within the Patent Rights unless earlier terminated in accordance with the provisions of this Agreement.

     8.2. Voluntary Termination by Company. Company may terminate this Agreement for any reason upon ninety (90) days’ prior written notice to University.
     8.3. Termination for Default. If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the sixty-day cure period.
     8.4. Force Majeure. Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, act of terrorism or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.
     8.5. Effect of Termination. The following provisions survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.3., 3.4, 3.6., 5.2. (obligation to provide final report and payment), 5.3., 5.4., 5.5., 5.6., 5.7., 5.8., 6.4., 7.1., 7.2., 8.5 and 10.9. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, (b) Company pays University the applicable royalty and Sublicense Income on sales of Licensed Products in accordance with the terms of this Agreement, and (c) Company and its Affiliates and Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination. Upon the expiration or termination of this Agreement, University may enter into a license agreement directly with each Sublicensee on terms that are reasonably negotiated directly with each Sublicensee. Notwithstanding the foregoing, upon the expiration or termination of this Agreement, University shall enter into a license agreement directly with each Sublicensee on the same terms as each Sublicense Agreement that is in effect. However, the University and Sublicensee shall modify each Sublicense Agreement to the extent necessary to ensure that University does not assume any greater obligations under the license agreement than those set forth in this Agreement and that Sublicensee complies with all obligations of the Company under this Agreement.
9. Dispute Resolution.
     9.1. Procedures Mandatory. The parties shall resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article. These procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

     9.2. Dispute Resolution Procedures.
          (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.
          (b) Mediation. If the matter remains unresolved within sixty (60) days after the Notice Date, or if the senior executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, and both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes. Specific provisions of this Subsection 9.2(b) override inconsistent provisions of the CPR Model Procedure. The parties shall select the mediator from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred twenty (120) days after the Notice Date.
          (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Subsection 9.2(c).
     9.3. Preservation of Rights Pending Resolution.
          (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.
          (b) Provisional Remedies. Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.
          (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.
     10.1. Representations and Warranties. University represents that its employees have assigned to University their entire right, title, and interest in the Patent Rights, and that it has authority to grant the rights and licenses set forth in this Agreement, and that it has not granted any rights in the Patent Rights to any third party that is inconsistent with the grant of rights in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.
     10.2. Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of University in the area of technology transfer and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur. The University policies currently in effect at the Worcester campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities.
     10.3. Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.
     10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all of which together are one instrument.
     10.5. Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.
     10.6. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.
     10.7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either party in connection with a merger, consolidation, sale of all of the equity interests of the party, or a sale of all or substantially all of the assets of the party to which this Agreement relates.
     10.8. Amendment and Waiver. The parties may only amend, supplement, or otherwise modify this Agreement through a written instrument signed by both parties. The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.
     10.9. Governing Law. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles. The parties may only bring legal action that arises out of or in connection with this Agreement in the Massachusetts Superior Court in Suffolk County.
     10.10. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University:	If to Company:

Office of Technology Management	RXi Pharmaceuticals Corporation
University of Massachusetts	One Innovation Drive
333 South Street, Suite 400	Worcester, MA 01605
Shrewsbury, MA 01545
Attention: Executive Director	Attention: President
All notices under this Agreement are effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section 10.10.
     10.11. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.
     10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.
     The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		RXI PHARMACEUTICALS CORP.

By:	/s/ James P. McNamara	By:	/s/ Tod Woolf

Name:	James P. McNamara, Ph.D.,	Name:	Tod Woolf, Ph.D.

Title:	Executive Director, Office of Technology Management	Title:	President & CEO

Date:		Date:

EXHIBIT A
Patent Rights
UMMC 03-68
     Invention Disclosure
Entitled: “Methods of efficient siRNA delivery in human cells — new approaches for the development of siRNA therapeutics”
     Provisional Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Filed 11/26/2002 – Application No. 60/430,530
     U.S. Utility Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Filed 11/24/2003 – Application No. 10/772,176
     PCT Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Filed 11/24/2003 – Application No. PCT/US2003/037886
     European Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Priority Filing Date: 11/24/2003 – Application No. 03796481.4
     Australian Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Priority Filing Date: 11/24/2003 – Application No. 2003298724
     Canadian Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Priority Filing Date: 11/24/2003 – Application No. 2,506,714
     Hong Kong Application
Entitled: “Delivery of siRNAs”
Tariq M. Rana, Ph.D.,
Priority Filing Date: 11/24/2003 – Application No. 06104637.5

UMMC 06-38
     Invention Disclosure
Entitled: “Design, Synthesis, and Formulation of Nanotransporters for Efficient Nucleic Acids and other Pharmaceutics Delivery in Cells and Animals
     Provisional Application
Entitled: “Nanotransporters for Efficient Delivery of Nucleic Acid and Other Pharmaceutical Agents”
Tariq M. Rana, Ph.D.,
Filed 1/26/2006 – Application No. 60/762,956
UMMC 06-39
     Invention Disclosure
Entitled: “Therapeutic Silencing of Genes Involved in Cholesterol Biosynthesis and Other Metabolic Disorders by Chemically Modified siRNA and New Delivery Agents”
     Provisional Application
Entitled: “Improved RNA Interference Agents for Use in Therapy of Metabolic Disorders”
Tariq M. Rana, Ph.D.,
Filed 1/26/2006 – Application No. 60/762,951